Exhibit 99.1

[NATCO Group Logo]

Press Release

2950 North Loop West, Suite 700

Houston, TX 77092

Phone: (713) 685-8082 Fax: (713) 683-7841
NATCO Group Elects New Director Houston, April 6, 2005

NATCO Group Inc. (NYSE: NTG) announced today that Thomas C. Knudson has been elected as a director of NATCO. Mr. Knudson serves as President of Tom Knudson Interests LLC, providing consulting services in the areas of energy, sustainable development and leadership. From 1975 to his retirement in January 2004, Mr. Knudson served in various capacities with ConocoPhillips Inc., including Senior Vice President and member of the executive and management committees of Conoco and ConocoPhillips from 2000 to January 2004, Chairman and Chief Executive Officer of Conoco Exploration Production Europe Ltd. from 1997 to 2000 and Vice President, Conoco Natural Gas and Gas Products from 1994 to 1997.

Mr. Knudson is a member of the Board of Directors of Offshore Logistics Inc., a provider of helicopter transportation services to the offshore oil and gas industry. He also serves on the boards of several non-profit organizations, including Covenant House Texas and Alpha USA, and has served as an adjunct professor of management at the Jones School at Rice University.

Mr. Knudson earned a masters of science degree in aerospace engineering from the U.S. Naval Postgraduate School in Monterrey, California and a bachelor of science degree in aerospace engineering from the U.S. Naval Academy in Annapolis, Maryland. He served in the U.S. Navy from 1967 to 1975, receiving his pilot's designation in June 1969. He served two deployments to Vietnam, and is a decorated combat division leader.

"Tom Knudson is an extremely capable and qualified business leader, and NATCO is delighted to include him as a director. His business and operational experience and long history in the international energy industry make him an invaluable addition to our board," said John U. Clarke, NATCO Group Chairman and Chief Executive Officer.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

# # #